Upon notice duly given, a special meeting of shareholders of Calvert VP Balanced Index Portfolio (the "Portfolio") was held on April 15, 2011, for the purpose of voting on the merger of the Portfolio into Calvert VP SRI Balanced Portfolio, a series of Calvert Variable Series, Inc. With regard to the item being voted, the merger was approved with the following votes:
Affirmative:	296,109.270
Against:	5,922.311
Abstain:	4,329.392

Upon notice duly given, a special meeting of shareholders of Calvert VP Lifestyle Conservative Portfolio (the "Portfolio") was held on April 15, 2011, for the purpose of voting on the merger of the Portfolio into Ibbotson Income and Growth ETF Asset Allocation Portfolio. With regard to the item being voted, the merger was approved with the following votes:
Affirmative:	164,439.093
Against:	0
Abstain:	0

Upon notice duly given, a special meeting of shareholders of Calvert VP Lifestyle Moderate Portfolio (the "Portfolio") was held on April 15, 2011, for the purpose of voting on the merger of the Portfolio into Ibbotson Balanced ETF Asset Allocation Portfolio. With regard to the item being voted, the merger was approved with the following votes:
Affirmative:	460,479.013
Against:	0
Abstain:	723.871

Upon notice duly given, a special meeting of shareholders of Calvert VP Lifestyle Aggressive Portfolio (the "Portfolio") was held on April 15, 2011, for the purpose of voting on the merger of the Portfolio into Ibbotson Growth ETF Asset Allocation Portfolio. With regard to the item being voted, the merger was approved with the following votes:
Affirmative:	194,348.729
Against:	0
Abstain:	6,641.637